UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

COMMSCOPE HOLDING COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

On April 28, 2020, CommScope Holding Company, Inc. (the “Company”) sent the following e-mail to certain stockholders regarding the Company’s upcoming annual meeting of stockholders.

Dear [Stockholder],

Thank you for your investment in CommScope, and for your careful consideration of the items up for stockholder vote at our 2020 annual meeting. As you may be aware, ISS and Glass Lewis have recommended in favor of all of our ballot items, except proposal 4, the Say-on-Pay proposal. We are writing to provide some additional color on the executive compensation decisions we made in 2019, and to offer a conversation with CommScope if you have further questions.

We appreciate the time and diligence that you are spending in your review of the 2020 CommScope proxy statement. And, we look forward to continued engagement with you throughout the year.

Long-term award program designed to unite management teams and focus on integration success. (Proxy page 51) ISS and Glass Lewis expressed concern with our long-term Executive Performance Option Plan (EPOP) grants, which we made following the ARRIS acquisition. We feel that the EPOP is good for stockholders because it:

•	Unites all executives, including former ARRIS executives, under one long-term incentive plan with common metrics and goals;

•	Supports the long-term success of the ARRIS acquisition by creating clear, rigorous annual milestones for executives to work towards;

•	Has both retentive and incentive impacts given the even split of time- and performance-based awards (at max); and

•	Employs rigorous pre-defined annual targets based on a combined ARRIS-CommScope business plan for the performance-based portion of the awards.

Cumulative catch-up provision in our long-term award encourages responsible long-term decision making. (Proxy page 57) ISS and Glass Lewis noted that our EPOP grants have a cumulative catch-up provision. We believe this feature supports stockholders’ interests because:

•	Annual targets provide a clear roadmap for our Board’s expectations after the ARRIS acquisition;

•	Our business is cyclical, and the cumulative feature provides an appropriate balance for our employees and stockholders; and

•

The catch-up provision gives our management team flexibility to make short-term decisions that are in the long-term interests of stockholders without having to weigh potential personal compensation sacrifices.

Moderate size of our EPOP grant. (Proxy page 59)

The 2019 EPOP grant for our CEO and other NEOs is intended to cover LTIP awards for the three fiscal years of 2019, 2020, 2021.

The use of Adjusted EBITDA in both the short-term and the long-term performance program is appropriate. (Proxy page 51) ISS and Glass Lewis noted that we use Adjusted EBITDA in both our short- and long-term performance programs. Our Compensation Committee actively considered this overlap and addressed it in the proxy statement for our annual meeting. The Committee feels the overlap is appropriate for our company and our stockholders because:

•	Adjusted EBITDA measures the profitability of our business, incorporating our ability to generate revenue and manage our expenses;

•	Adjusted EBITDA is a strong proxy for cash flow and generating cash and reducing leverage is a priority for our management team, especially over the next few years;

•	Adjusted EBITDA growth has historically been a key driver of long-term stockholder returns; and

•

While the metric is the same, the goals are set differently in the annual plan versus the long-term plan. Our annual award Adjusted EBITDA goals are based on annual business plans and projections, and depend heavily on year-to-year business performance; our EPOP Adjusted EBITDA goals were set entirely in advance based on the post-ARRIS acquisition business plan.

Disclosing forward-looking targets on long-term awards could cause competitive harm. ISS noted “…target goals for each period have been set at plan inception, [but] these forward-looking goals are not provided…” We believe this practice is the market norm, and is appropriate for stockholders because:

•

Disclosing forward-looking targets could cause competitive harm. We believe the disclosure of individual annual goals at the outset of the program had the potential to expose our investors to more harm than benefit, due to the way such information could be used to the detriment of the company; and

•

We disclose the earn level of each tranche at the end of its performance period. For 2019, we disclosed that the tranche was not earned. Because the 2019 goal remains active as part of the cumulative feature, we consider it to still be competitively sensitive information.

Thank you for your investment and for your proxy vote

We appreciate your time and attention to our proxy statement, and CommScope looks forward to continuous engagement throughout the year. If there is any additional information we can supply, or if there are answers that we can provide, please reach out.

Sincerely

Kevin Powers, VP Investor Relations

Thomas Drake, VP HR, Total Rewards